Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form type)

Sharecare, Inc.
(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	Other(3)	35,012,616(2)	$1.4775(3)	$51,731,140.14	$0.00011020	$5,700.77

Total Offering Amounts					$51,731,140.14		-

Total Fees Previously Paid							-

Total Fee Offsets(4)							-

Net Fee Due							$5,700.77

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of Sharecare, Inc. (the “Registrant”) that become issuable under the Sharecare, Inc. 2021 Omnibus Incentive Plan (the “Incentive Plan”) by reason of any future share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration by the Registrant, which results in an increase in the number of outstanding shares of Common Stock.
(2)	Represents (i) 17,289,435 shares of Common Stock that were automatically added to the shares authorized for issuance under the Incentive Plan on January 1, 2022 and (ii) 17,723,181 shares of Common Stock that were automatically added to the shares authorized for issuance under the Incentive Plan on January 1, 2023, each pursuant to an “evergreen” provision contained in the Incentive Plan. Pursuant to such provision, the total number of shares of Common Stock under the Incentive Plan will automatically increase on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 5% of the total number of shares of Common Stock outstanding on December 31st of the preceding year. Notwithstanding the foregoing, the board of directors of the Registrant may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock than as provided in the Incentive Plan.
(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $1.4775 per share, which is the average of the high and low prices of a share of Common Stock on May 4, 2023, as reported on The Nasdaq Stock Market.
(4)	The Registrant does not have any fee offsets.